Exhibit 16.1.2

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

February 22, 2010

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Seale and Beers, CPAs was previously principal accountant for Gazoo Energy Group, Inc. but never audited or reviewed any of the financial statements of the Company prior to our resignation on January 7, 2010.

We have read the Company's statements included under Exhibit 16.1 of its Form 8-K dated January 13, 2010, and we agree with such statements contained therein, we cannot confirm or deny any information concerning the Company’s relationship with Moore and Associates, Chartered.

During the period from the date of Moore’s resignation through the date of S&B’s resignation, there were no disagreements between the Company and S&B, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of S&N, would have caused S&B to make reference thereto on any report it would have prepared on the Company’s audited financial statements.

We also have no knowledge of the Company’s consultations with their successor auditor, De Joya Griffith & Company, LLC or lack thereof.

Sincerely,

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351